                                                                    EXHIBIT 10.6

           FORM OF INTERCOMPANY'S SYSTEMS/NETWORK SERVICES AGREEMENT

                               TABLE OF CONTENTS

Article 1 Definitions and Rules of Construction........................................   2
 Section 1.1 Terms Defined in the Agreement............................................   2
 Section 1.2 Rules of Construction.....................................................   2

Article 2 Provision of Services........................................................   2

Article 3 Nature of Engagement.........................................................   3

Article 4 Allocation of Costs..........................................................   4

Article 5 Acknowledgment of Unique Relationship........................................   4

Article 6 Invoices and Payments........................................................   5
 Section 6.1 Invoices..................................................................   5
 Section 6.2 Payment...................................................................   5

Article 7 Term and Termination.........................................................   5
 Section 7.1 Initial Term..............................................................   5
 Section 7.2 Renewal Terms.............................................................   6
 Section 7.3 Extension of Telecom Carrier Contract Services............................   6
 Section 7.4 Extension in Connection with Termination Assistance.......................   6
 Section 7.5 Termination...............................................................   6
 Section 7.6 Rights Upon Termination...................................................   7
 Section 7.7 Cessation of Performance; Payment.........................................   7
 Section 7.8 Termination Assistance Services...........................................   7
 Section 7.9 Survival of Selected Provisions...........................................   8

Article 8 Ownership of Certain Equipment...............................................   8

Article 9 Service Levels...............................................................   9
 Section 9.1 General...................................................................   9
 Section 9.2 Future Service Levels.....................................................  10
 Section 9.3 Review and Remedy.........................................................  10

Article 10 Project Management and Administration.......................................  10
 Section 10.1 Senior Representatives; Monthly Reviews..................................  10
 Section 10.2 Account Managers; Weekly Meetings........................................  10
 Section 10.3 Capacity Planning........................................................  11
 Section 10.4 Ad Hoc Project Planning..................................................  11
 Section 10.5 Personnel Decisions......................................................  11
 Section 10.6 Efficient Use of Resources...............................................  11

Article 11 Software....................................................................  11
 Section 11.1 Third Party Agreements...................................................  11
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                                       i
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
 Section 11.2 Shared Software..........................................................  12
 Section 11.3 Use and Licensing Restrictions on Shared Software........................  12
 Section 11.4 Derivative Works.........................................................  13
 Section 11.5 Application of Current Technology........................................  13

Article 12 Warranties And Additional Undertakings......................................  13
 Section 12.1 By Provider..............................................................  13
 Section 12.2 Security.................................................................  14
 Section 12.3 Virus Avoidance..........................................................  14
 Section 12.4 Disabling Codes..........................................................  14
 Section 12.5 Pass-Through Warranties..................................................  14
 Section 12.6 Disclaimer of Warranties.................................................  14
 Section 12.7 Noninfringement..........................................................  14
 Section 12.8 Regulatory Proceedings and Compliance with Laws..........................  15

Article 13 Confidential Information....................................................  15
 Section 13.1 Confidential Information of Recipient....................................  15
 Section 13.2 Confidential Information of Provider.....................................  15
 Section 13.3 Exclusions...............................................................  15
 Section 13.4 Disclosure...............................................................  16

Article 14 Indemnities.................................................................  16
 Section 14.1 Losses Defined...........................................................  16
 Section 14.2 Indemnities for Certain Losses...........................................  16
 Section 14.3 Limitation of Liability..................................................  17
 Section 14.4 Exclusion of Certain Damages.............................................  17
 Section 14.5 Duty to Mitigate.........................................................  17
 Section 14.6 Time Limit to Make Claims................................................  17

Article 15 Dispute Escalation and Mediation............................................  18
 Section 15.1 Resolution of Disputes by Account Managers...............................  18
 Section 15.2 Involvement of Senior Representatives....................................  18
 Section 15.3 Involvement of Chief Executive Officers..................................  18
 Section 15.4 Non-binding Mediation....................................................  18
 Section 15.5 Expenses of Mediation....................................................  18
 Section 15.6 Sole Remedy Upon Failure of Mediation....................................  19
 Section 15.7 Continuation of Services and Obligations Pending Resolution of Disputes..  19

Article 16 Miscellaneous...............................................................  19
 Section 16.1 General Audit Rights.....................................................  19
 Section 16.2 No Audit Rights for Telecommunication....................................  19
 Section 16.3 Recipient Responsible for Third Party Electronic Interfaces..............  20
 Section 16.4 Subcontracting...........................................................  20
 Section 16.5 Assignment...............................................................  20
 Section 16.6 Consents and Approvals...................................................  20
 Section 16.7 Relationship of the Parties..............................................  20
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                                      ii
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
 Section 16.8 Non-solicitation or Hiring of Employees..................................  21
 Section 16.9 Expenses.................................................................  21
 Section 16.10 Notices.................................................................  21
 Section 16.11 Amendment and Waiver....................................................  22
 Section 16.12 Entire Agreement........................................................  22
 Section 16.13 Severability............................................................  22
 Section 16.14 Governing Law...........................................................  22
 Section 16.15 Force Majeure...........................................................  22
 Section 16.16 Counterparts............................................................  22

Exhibit 1.01--Index of Terms Defined in the Agreement..................................  23

Addendum I--Telecom Services...........................................................   1
 Telecom Carrier Contract Services.....................................................   1
 Telecom Support Services..............................................................   1
 Charges...............................................................................   1
 Expiration / Extension of Current Telecom Carrier Contracts...........................   1
 Telecom Locations.....................................................................   1
 Overview of Telecom Support Services..................................................   2
 Specific Telecom Support Services.....................................................   2
 Personnel Levels and Skills Maintenance...............................................   4

Addendum II--Tandem Services...........................................................   1
 General...............................................................................   1
 Locations.............................................................................   1
 Specific Tandem Services..............................................................   1
 Interface Management..................................................................   2
 Personnel Levels and Skills Maintenance...............................................   2
 Reporting.............................................................................   2

Addendum III--Transition Services......................................................   1
 General...............................................................................   1
 Locations.............................................................................   1
 Specific Transition Support Services..................................................   1
 Cessation of Transition Support Services..............................................   2

Addendum IV--Ad Hoc Services...........................................................   1
 General...............................................................................   1
 Project Requests; Project Management..................................................   1
 Resource Commitment...................................................................   1

Addendum V--Allocation of Costs........................................................   1
 Cost of Services......................................................................   1
 ----------------
 Costing Methodologies for Telecom Services............................................   3
 ------------------------------------------
 Costing Methodologies for Tandem Services.............................................   3
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                                      iii
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
Addendum VI--Termination Fee...........................................................   1

Addendum VII--Capacity Planning........................................................   1
 12-Month Rolling Forecasts............................................................   1
 Additional Capacity Requirements......................................................   1

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                                      iv

                                    FORM OF

                Intercompany Systems/Network Services Agreement

     This Intercompany Systems/Network Services Agreement (the "Agreement") is between National Data Corporation, a Delaware corporation ("NDC" or "Provider"), and Global Payments Inc., a ___________ corporation ("Global" or "Recipient") (Global and NDC are each referred to as a "Party" and both are referred to as the "Parties"), and is dated as of and is made effective as of _____________, 2000 (the "Effective Date").

                                  Background

     Prior to the Effective Date, NDC had two primary areas of business, the processing of electronic payments and related information transactions (the "eCommerce Business") and the processing of Healthcare provider claims and related transactions among health care providers and health care insurers as well as providing Healthcare data base information. (the "Health Business")

     The Board of Directors of NDC has determined that it is in the best interests of NDC and its shareholders for NDC to transfer and assign to Global the capital stock of National Data Payment Systems, Inc., Global Payment Holding Company, NDC Holdings (UK) Ltd., Merchant Services U.S.A. and their respective subsidiaries (the "NDC Global Subsidiaries") that hold all of the assets and liabilities that currently constitute NDC's Global business and a 0.85% general partnership interest in GPS Holding Limited Partnership as a contribution to the capital of Global and to receive in exchange therefor shares of Global common stock, and to thereafter make a distribution (the "Distribution") on a date (the "Distribution Date") to the holders of NDC common stock of all of the outstanding shares of Global common stock at the rate of __ share of Global common stock for every __ share of NDC common stock outstanding pursuant to a Distribution Agreement, dated as of the date hereof, between NDC and Global (the "Distribution Agreement"). The Parties intend that the transactions described in the Distribution Agreement will be effective at the Effective Time (as that term is defined in the Distribution Agreement). Upon the Effective Time, NDC's business will be the Health Business, and Global's business will be the eCommerce Business.

     Although the transactions provided for in the Distribution Agreement and the Ancillary Agreements (as that term is defined in the Distribution Agreement) will provide for the separation of NDC and Global into separate and distinct entities and the substantial separation of their operations, and although the Parties had, prior to the Effective Date, begun (and in some cases, completed) the separation of certain computer system and network system functions, other computer systems and network activities presently shared by the Parties, such as the network of interrelated Tandem computers and related devices and systems (the "Tandem System"), and the telecommunication contracts and related devices and systems (the "Telecom System") that serve both the Health Business and the eCommerce Business should not be separated as of the Effective Date for economic reasons for both companies.

     Accordingly, the Parties deem it to be appropriate and in their best interests in connection with the Distribution that NDC shall provide to Global certain services upon the terms and conditions of this Agreement for the period provided for herein and that Global will reimburse NDC for such services, on an allocated cost basis, plus certain fees for administrative costs.

                             Terms and Conditions

     Now, Therefore, in consideration of the mutual promises contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

               ARTICLE 1  Definitions and Rules of Construction

Section 1.1  Terms Defined in the Agreement

     An index of terms defined in the body of the Agreement is attached hereto as Exhibit 1.01--Index of Terms Defined in the Agreement.

Section 1.2  Rules of Construction

     In this Agreement, unless the context requires otherwise, the singular shall include the plural and vice versa. The words "including," "includes" or "included," shall be deemed to be followed by the words "without limitation."

                       ARTICLE 2  Provision of Services

     (a) "Services" means the services described (i) in Addendum I--Telecom Services (the "Telecom Services," which term refers to both the Telecom Carrier Contract Services described therein (the "Telecom Carrier Contracts Services") and the Telecom Support Services described therein (the "Telecom Support Services")); (ii) in Addendum II--Tandem Services (the "Tandem Services"); (iii) in Addendum III--Transition Services (the "Transition Services"); and (iv) in Addendum IV--Ad Hoc Services (the "Ad Hoc Services").

     (b) Starting on the Effective Date and continuing during the Term, Provider shall provide the Services to, and perform the Services for, Recipient, subject to the terms and conditions of this Agreement.

     (c) There may be functions, responsibilities, activities and tasks not specifically described in this Agreement which are required for the proper performance and provision of the Services and are an inherent part of, or a necessary sub-part included within, the Services. If such functions, responsibilities, activities and tasks are determined to be required for the proper performance and provision of the Services, or are an inherent part, or a necessary sub-part included within, the Services, such functions, responsibilities, activities and tasks shall be deemed to be implied by and included within the scope of the Services, to the same extent and in the same manner as if specifically described in this Agreement. Each such determination shall be made by agreement of the Parties or resolved pursuant to the dispute resolution provisions of Article 15 hereof.

     (d) During the Term, each Party may exercise control over some portion(s) of the facilities to be used to provide and perform the Services for Recipient. Each Party shall provide the other Party and its employees, agents and representatives reasonable access to such portion(s) of the facilities as necessary or appropriate for the performance, delivery and use of the Services and for the operation, maintenance, upgrade, support and use of any other hardware, software and other resources owned or leased by either Party and located in the facilities.

                        Article 3  Nature of Engagement

     (a) During the Term, Provider will be the exclusive provider to Recipient of the Tandem Services (the "Tandem Exclusive"), subject to termination of the Tandem Exclusive upon any termination of this Agreement pursuant to Article 7 hereof, and with the exception that the Recipient may engage one or more third parties to perform, or may itself perform, services in the nature of Telecom Support Services in connection with its own contracts with telecommunications carriers permitted by this Agreement.

     (b) Notwithstanding the foregoing, the Tandem Exclusive shall not prohibit Recipient from itself performing or from causing third parties to perform and deliver to Recipient services similar or identical to the Tandem Services, provided that such additional services are provided or delivered by using a technology platform other than a platform of a type that was used by Provider on the Effective Date to provide and deliver the Tandem Services hereunder. Accordingly, Provider acknowledges that, during the Term, Recipient may purchase, lease, develop, construct and/or build a front-end processing system and/or separate technology platform whose performance and functionality is substantially similar to the Tandem System provided that such new front-end processing system or technology platform is not a platform of the type that was used by Provider on the Effective Date. Further, Recipient may, during the Term, use any such system purchased, leased, developed, constructed and/or built by it to perform services similar or identical to the Tandem Services for and on behalf of Recipient or any of its customers, subject to Recipient's minimum volume commitments for the Tandem Services. Additionally, the Tandem Exclusive
(i) shall not apply to Recipient's cash management business and operations, (ii) shall not require any corporation, business unit, business division, or other entity acquired by Recipient during the Term whether by merger, consolidation or otherwise to use the Tandem Services, and (iii) shall not require any corporation, business unit, business division, or other entity that acquires Recipient during the Term whether by merger, consolidation or otherwise to use the Tandem Services (but in such case the Tandem Exclusive will continue to apply to Recipient, and Recipient shall be required to obtain the Tandem Services from Provider).

                        Article 4  Allocation of Costs

     All costs incurred by Provider in connection with the provision of the Services will be allocated between the Parties as described in the body of this Agreement or in Addendum V--Allocation of Costs. Costs will be estimated and allocated on a fiscal year basis, based on the process described in Addendum V-- Allocation of Costs.

     Recipient acknowledges and agrees that Provider will incur both fixed and variable costs and make commitments to incur such costs, including personnel, equipment and other contractual commitments, based on the volume of Telecom Carrier Contract Services or Tandem Services of Provider and Recipient which are projected as part of the 12-month rolling forecasts described in Addendum VII and referred to in Addendum V (the "Projected Volumes"). If, for any reason, including reasons beyond Recipient's control, such as a loss of customers, (i) Recipient's actual use of Telecom Carrier Contract Services or Tandem Services is less than the Projected Volumes, or (ii) Recipient expects to require a lower volume of Telecom Carrier Contract Services or Tandem Services than the Projected Volumes, Recipient must notify Provider of such losses (or anticipated losses) within thirty (30) days after the date that Recipient has notice of such losses or anticipated losses. Notwithstanding any such lower volumes during a fiscal year, no reductions in allocations for the fixed costs of Provider or charges made in accordance with such fixed cost allocations will be made for such fiscal year. Provider will, however, use commercially reasonable efforts to eliminate the variable costs associated with the provision of the Services and the attendant reduction in costs will be shared by the Parties on a pro rata or other equitable basis.

     All fixed costs, including budgeted costs for a fiscal year and any other costs actually incurred for a fiscal year (for example, unbudgeted raises for personnel that were planned for such fiscal year, unbudgeted new hires required to perform the Services, or unbudgeted increases in license fees for Third Party Software used to provide Services) shall be considered minimums for such fiscal year. Provider will, however, use commercially reasonable efforts to reduce the fixed costs during the Term and, to the extent that Provider is able to achieve a reduction in costs, the reductions in costs will be shared by the Parties on a pro rata or other equitable basis.

               Article 5  Acknowledgment of Unique Relationship

     The Parties acknowledge and agree that the relationship established by this Agreement, which has been established as a result of the fact that, prior to the Distribution Date, the Services were provided to the Health Business and the eCommerce Business from a unified system, is unique. The Parties further acknowledge and agree that, after the Distribution Date, (i) the Tandem Services will be provided to Recipient by Provider using the same integrated, networked computer system that provides similar services to Provider's business; (ii) the Telecom Carrier Contract Services obtained for Recipient are and will be managed and supervised as part of similar services obtained for Provider's business using the same integrated, networked system; (iii) the costs to both Parties of obtained telecommunications carriage services will likely increase if the Parties are unable to take advantage of their combined volume needs; and (iv) because the Parties are sharing systems, any diminution of quality, services levels, reliability, uptime of systems or similar matters, including the Telecom Carrier Contract Services and the Tandem Services, will impact both Parties equally. Finally, the Parties acknowledge and agree that the Services are not being provided by Provider in order to make a profit, but instead, the fees and expenses of providing the Services are based on an allocation of costs as more fully described in Addendum V hereto.

                       Article 6  Invoices and Payments

Section 6.1  Invoices

     Provider will provide Recipient monthly invoices which shall list with respect to the period covered by such invoice the estimated fixed and variable costs for such period, any other charges that comprise the monthly charge determined in accordance with Addendum V hereto, and any other charges provided for by this Agreement. Within forty-five (45) business days following the end of each quarter, Provider will provide Recipient with a statement that reconciles the estimated fixed and variable costs allocated on a monthly basis for such quarter with the fixed and variable costs actually incurred for such quarter, and provide a credit for any excess payment, and submit an invoice for any underpayment.

     Provider will use commercially reasonable efforts to provide Recipient with an invoice by the third business day of the month following the month in which the Services were rendered.

     Recipient must notify Provider of any objection within thirty (30) days after its receipt of the invoice, and must provide reasonable details as to specific charges to which Recipient objects, and the basis for such objection.

Section 6.2  Payment

     Recipient agrees to pay Provider all costs allocated to it in accordance with this Agreement and all other charges that Provider is entitled to charge pursuant to this Agreement by wire transfer to a bank account designated by Provider electronically within two business days of the time of Recipient's receipt of an invoice prepared in accordance with Section 6.1 hereof. Any payments for overcharges or undercharges required under Section 6.1 or Section
16.1 hereof shall be made within ten (10) days of discovery of such overcharge or undercharge and shall also be made by wire transfer to a bank account designated by Recipient or Provider, as the case may be.

     If any portion of an amount due to Provider under this Agreement is subject to a dispute between the Parties, Recipient shall nonetheless pay and remit to Provider on the date such amount is due all amounts not disputed in good faith by Recipient.

                        Article 7  Term and Termination

Section 7.1  Initial Term

     This Agreement shall begin on the Effective Date, and shall expire on the day before the third annual anniversary of the Effective Date (the "Initial Term"), unless (i) renewed or extended as provided in Section 7.2, Section 7.3 or Section 7.4 hereof or (ii) terminated earlier in accordance with the terms of this Agreement.

Section 7.2  Renewal Terms

     This Agreement may be renewed for one renewal term of one (1) year if, during the Initial Term, Recipient gives written notice of renewal at least 360 days prior to the last day of the

Initial Term.

     If Recipient renews this Agreement in accordance with the foregoing paragraph, then this Agreement may be renewed for a second renewal term of one
(1) year if Recipient gives written notice of the second renewal at least 360 days prior to the last day of the first Renewal Term (the Initial Term and each Renewal Term are collectively referred to herein as the "Term").

Section 7.3  Extension of Telecom Carrier Contract Services

     If, during the Term and with the consent of Recipient, Provider enters into any new Third Party Agreement for telecommunications carrier services, or, after receiving the prior written consent of Recipient, extends or renews any existing Third Party Agreement for telecommunications carrier services in order to provide Telecom Carrier Contract Services to Recipient and Provider, and such new, extended or renewed Third Party Agreement for telecommunications carrier services expires after the Term, then this Agreement shall be extended (but only for Telecom Carrier Contract Services and not for Telecom Support Services or other Services and not for purposes of the Tandem Exclusive) until any such new, extended or renewed contract has expired.

Section 7.4  Extension in Connection with Termination Assistance

     If, pursuant to Section 7.8, Recipient requests that Provider provide Termination Assistance Services, then this Agreement shall be extended (but not for purposes of the Tandem Exclusive) during the period that Provider provides such Termination Assistance Services.

Section 7.5  Termination

     (a)  Recipient may terminate this Agreement for the following reasons:

          (i) For convenience by giving Provider at least one (1) year prior notice designating the termination date and paying the amounts described in Addendum VI--Termination Fee (the "Termination Fee"); or

          (ii) if Provider becomes insolvent or is unable to pay its debts or enters into or files (or has filed or commenced against it) a petition, arrangement, application, action or other proceeding seeking relief or protection under the bankruptcy laws of the United States or any similar laws of the United States or any state of the United States, or make a general assignment for the benefit of creditors;

          (iii) Under the circumstances described in the Procedures Manual (as defined below) by giving such notice, and paying such fees, if any described in the Procedures Manual, and by paying the Termination Fee.

     (b) Provider may terminate this Agreement if Recipient defaults in the payment when due of any undisputed amount due to Provider and does not cure such default within thirty (30) days after receiving notice of the default. Upon any such termination, Recipient shall pay Provider all charges and costs accrued and payable through the date of termination plus the

Termination Fee.

Section 7.6  Rights Upon Termination

     At the expiration or earlier termination of this Agreement for any reason, however described, the Parties agree as follows:

     (a) Upon Recipient's request, Provider agrees to transfer to Recipient that portion of the equipment and hardware used by Provider as of the Effective Date to provide the Services to Recipient, in accordance with the terms of
Article 8 below;

     (b) Each Party will provide to the other a source code and object code license to any derivative works of Shared Software required to be provided under
Section 11.4 below;

     (c) If Provider is a licensee of any software which is used only for the purpose of providing Services to Recipient, Recipient may elect to take a transfer or an assignment of such license, subject to the terms of such license, and provided that Recipient assumes responsibility for any maintenance or other payments under such Third Party Agreements that arise or become due and payable after the effective date of termination or expiration of the Agreement. In the event of a transfer or assignment pursuant to this Section 7.6(c), Recipient shall also pay any transfer fee or similar charge imposed by the applicable vendor;

     (d) If Provider is a licensee of any software which is used both for the purpose of providing Services to Recipient and for Provider's own needs, and Recipient must obtain its own license if it intends to use such software after the effective date of termination or expiration of this Agreement each Party will be responsible for obtaining their respective licenses, but if any one-time fee is imposed by a vendor to grant such license (but not any ongoing fees or royalty payments), such one time fee shall be shared by the parties equally, and

     (e) Upon Recipient's request, Provider will transfer or assign to Recipient or its designee, on mutually acceptable terms and conditions, any Third Party Agreements not otherwise treated in this Article 7.

Section 7.7  Cessation of Performance; Payment

     Upon expiration or termination of this Agreement for any reason, except as provided in Section 7.8, Provider will cease to have any obligation to perform the Services hereunder, and Recipient will pay and remit to Provider all amounts due to Provider for all Services provided and expenses incurred through the date of such expiration or termination.

Section 7.8  Termination Assistance Services

     In connection with the expiration or termination of this Agreement for any reason, Provider will, at the request of Recipient, (i) provide the Tandem Services for up to six (6) months and (ii) provide the termination assistance services reasonably requested by recipient for up to twelve (12) months, in each case as reasonably needed by Recipient in order to assist Recipient in the orderly transfer of the Services from Provider to Recipient or to another services provider (collectively, the "Termination Assistance Services"); provided, however, that (i) Recipient shall be obligated to pay all fees and expenses of Provider incurred in connection with the rendering of said Termination Assistance Services, and (ii) upon a termination by Provider pursuant to Section 7.5(b), Provider shall not be required to provide Termination Assistance Services unless Recipient prepays the applicable monthly charges for the entire duration of the Termination Assistance Services within 30 days of notice of its intent to terminate.

Section 7.9  Survival of Selected Provisions

     Notwithstanding the expiration or earlier termination of this Agreement for any reason, however described, the following sections of this Agreement shall survive any such expiration or termination: Article 1, Section 7.4, Section 7.6,
Section 7.7, Section 7.8, Section 7.9, Article 8, Section 11.2, Section 11.3,
Section 11.4, Article 13, Article 14, Article 15, Section 16.8, Section 16.10,
Section 16.11, Section 16.12, Section 16.13 and Section 16.14. Upon termination or expiration of this Agreement, all rights and obligations of the Parties under this Agreement will immediately cease and terminate (except for the rights and obligations under those Sections specifically designated to survive in this
Section 7.8).

                   Article 8  Ownership of Certain Equipment

     (a) During the Term, Provider may purchase one or more items of computer equipment and related devices to be added to the Tandem System, the Telecom System and any other systems used to provide the Services (the "Ancillary Systems") in order to satisfy the capacity requirements of Recipient as reasonably determined by it pursuant to the capacity planning process described in Addendum VII - Capacity Planning. All such equipment and devices (the "Added Devices") shall be owned by Provider. Provider will be responsible for maintaining, supporting and operating the Added Devices subject to payment by Recipient of the actual costs incurred by Provider determined in accordance with Addendum V hereto.

     (b) Recipient will pay Provider a monthly fee for the Added Devices equal to (i) the sum of the invoice price for each such Added Device plus any installation costs associated with the integration and implementation of the Added Device into the Tandem System divided by (ii) the number of months over which such Added Device is depreciated by Provider for financial accounting purposes (provided that the depreciation method is in accordance with generally accepted accounting principles and is approved by Recipient (which approval shall not be unreasonably withheld)). Upon the expiration or termination of this Agreement, Recipient must pay an amount equal to the sum of the remaining monthly payments required to be paid by Recipient to Provider for such Added Devices under this subsection (b), and may acquire possession and ownership of such Added Devices from Provider upon the payment of one-half of Provider's reasonable expenses to transfer possession of same to Recipient (including without limitation, the remaining costs of any Added Devices as required above, any costs incurred by Provider in connection with the disconnection of the Added Devices, any cost of reconnecting any portions of the Tandem System, the Telecom System or any Ancillary System necessitated by the disconnection of the Added Devices, and all crating and shipping charges). Any leasehold improvements required in connection with any Added Devices will be governed by the [Lease Agreement].

     (c) In addition, upon the expiration or termination of this Agreement, Recipient may acquire possession and ownership from Provider of that portion of the Tandem System, the Telecom System and any Ancillary System owned by Provider and used by Provider as of the Effective Date to provide Services to Recipient, or that Provider otherwise agrees to transfer to Recipient, upon payment of an amount equal to one-half of Provider's reasonable expenses to transfer ownership and possession of same to Recipient (including without limitation any costs incurred by Provider in connection with disconnection of such equipment and devices, any cost of reconnecting any portions of the Tandem System, the Telecom System or any Ancillary System necessitated by the disconnection of such equipment and devices, and all crating and shipping charges). Provider represents, warrants and covenants that any and all computer equipment and related devices transferred to Recipient pursuant to this Article 8 shall be in good working condition as of the date of transfer to Recipient.

     If any portion of the Tandem System, the Telecom System or any Ancillary System that Recipient acquires under this Article 8 is subject to a third party lien or security interest, Recipient , in addition to any other payment required by this Section, must assume Provider's obligations under such lien or security interest if permitted by the terms of the applicable lien or security interest, and if not permitted, satisfy such lien or security interest.

     (d) Provider and Recipient acknowledge and agree that either party may purchase equipment and devices for its exclusive use (the "Exclusive Devices") that will interconnect with the Tandem System, the Telecom System or Ancillary Systems; provided, however, that the party wishing to interconnect an Exclusive Device must first demonstrate that the interconnection of such Exclusive Device to the Tandem System will not materially and adversely affect the integrity, security, functionality or performance of the Tandem System. The Party adding such Exclusive Device will be responsible for maintaining, supporting and operating it. The Parties may, however, negotiate a fee pursuant to which Provider will maintain, support and operate an Exclusive Device of Recipient during the Term.

                           Article 9  Service Levels
Section 9.1  General

     The Parties have agreed to a procedures manual (the "Procedures Manual") that governs the performance of the Services by Provider. Provider agrees that the performance and delivery of the Services will meet or exceed any agreed upon service levels to be set forth in the Procedures Manual, and Recipient agrees that its only remedies for the failure of the performance or delivery of the Services to meet or exceed any agreed upon service levels set forth in the Procedures Manual will be the remedies, if any, set forth in the Procedures Manual.

Section 9.2  Future Service Levels

     If a service level for a particular Service or aspect of the Services is not set forth in the Procedures Manual, and Recipient requests that one or more service levels be established for a particular aspect of the Services, then Provider, with the assistance of Recipient, shall perform an assessment of the historical service levels as they existed for the twelve (12) month period before the Effective Date for such aspect of the Services, and Provider will propose service levels based on that assessment. When service levels for such aspect of the Services have been accepted in writing by Recipient and Provider, such service levels shall be incorporated into the Procedures Manual, and Provider will thereafter perform in accordance with such new service levels. The Parties intend that any and all service levels will not be less favorable to Recipient during the Term than they are at the initiation of the Services pursuant to this Agreement.

Section 9.3  Review and Remedy

     The Parties will review the extent to which the Services were performed in accordance with the Procedures Manual as part of each Monthly Review (as that term is defined below). If the Services have been performed at a level below any applicable service levels included in the Procedures Manual, each Party may propose one or more remedies if no specific remedy is set forth in the Procedures Manual. These remedies can include modification of the applicable service levels, equipment changes or changes in operational processes. If, after the involvement of the Senior Representatives, the Parties are unable to agree to remedies, either Party may invoke the provisions of Article 15. Notwithstanding the foregoing, in the event that the Parties cannot reach agreement regarding a remedy for a failure to meet applicable service levels after resort to the dispute resolution procedures set forth in Article 15, then the Parties may pursue the remedies, if any, available under the Procedures Manual.

               Article 10  Project Management and Administration

Section 10.1  Senior Representatives; Monthly Reviews

     Provider and Recipient each shall appoint a senior member of management to represent them with respect to the relationship of the Parties hereunder (each, a "Senior Representative"). The Provider Senior Representative and the Recipient Senior Representative shall meet at least one time each calendar month (the "Monthly Review") to review Provider's performance under this Agreement.

Section 10.2  Account Managers; Weekly Meetings

     Provider and Recipient will each appoint an account manager to serve as such Party's main contact with the other Party for project and request submissions, status reporting, disputes and other issues related to this Agreement (each, an "Account Manager"). The Account Managers shall hold weekly meetings (the "Weekly Meetings") to discuss performance under this Agreement and all operational and administrative issues relating thereto. The Weekly Meeting will be the formal mechanism for Recipient to submit new Ad Hoc Project requests and discuss on-going Ad Hoc Projects.

Section 10.3  Capacity Planning

     The Parties will plan for future capacity needs, both with respect to the Tandem System and the Telecom System, as set forth in Addendum VII--Capacity Planning.

Section 10.4  Ad Hoc Project Planning

     The Parties will plan, and Provider shall perform, any and all ad hoc projects needed by Recipient (each, an "Ad Hoc Project") as set forth in Addendum IV--Ad Hoc Services.

Section 10.5  Personnel Decisions

     (a) Provider will consult with Recipient in each instance prior to transferring, reassigning, terminating, hiring or making other changes in any of the human resources allocated by Provider as of the Effective Date to the performance and delivery of the Services, or, with respect to Ad Hoc Projects, assigned to the performance of an Ad Hoc Project pursuant to Addendum IV hereto. Provider will use commercially reasonable efforts to maintain continuity of the persons performing Services under this Agreement.

     (b) If Recipient reasonably and in good faith determines that it is not in Recipient's best interests for any Provider or subcontractor employee to be appointed to perform or to continue performing any of the Services, Recipient shall give Provider written notice specifying the reason for its position and requesting that such employee not be appointed or be removed from the Provider group servicing Recipient and be replaced with another Provider employee. Promptly after its receipt of such a notice, Provider shall investigate the matters set forth in the notice, discuss with Recipient the results of the investigation, and the Parties will use commercially reasonable efforts to resolve the matter on a mutually acceptable basis. Since the Provider is ultimately accountable for delivery of service to Recipient, Provider shall be the party ultimately responsible for deciding the resolution of such issues.

Section 10.6  Efficient Use of Resources

     Provider shall take commercially reasonable actions to efficiently administer, manage, operate and use the resources employed by Provider to provide and perform the Services that are chargeable to Recipient under this Agreement.

                             Article 11  Software

Section 11.1  Third Party Agreements

     (a) NDC represents and warrants that it has obtained all Required Consents (as defined below) under the contractual, leasing and licensing arrangements used by NDC to provide the Tandem Services and the Telecom Contract Carrier Services (the "Third Party Agreements"). The parties have agreed on a list of all Third Party Agreements. NDC will use the services, products and software licensed or acquired under the Third Party Agreements, together with the Shared Software (as that term is defined below) and the computer hardware and other devices owned by it to operate the Tandem System, the Telecom System and the Ancillary Systems and to provide and deliver the Tandem Services and the Telecom Contract Carrier Services to Recipient under the terms of this Agreement.

     (b) The Parties believe that the terms and conditions of the Third Party Agreements permit Provider to provide the Tandem Services and the Telecom Contract Carrier Services to

Recipient pursuant to the terms of this Agreement without any increase in any royalty fee or any other adverse change in the terms and conditions of such agreements; however, to the extent that Provider determines or has notice of any claim that any Third Party Agreement restricts Provider from providing any of such Services, Provider shall promptly negotiate an amendment to such Third Party Agreement so that it may provide such Services (whether by the grant of a sublicense or otherwise), and in such event if Provider incurs any increase in the cost of the royalty fee or other adverse change in the terms and conditions of an existing Third Party Agreement, or renewal or extension thereof, the Parties shall share proportionately in the additional cost of such Third Party Agreement (or the increased royalties or the cost of any other adverse change in the terms and conditions) that corresponds to Recipient's proportionate use of such Third Party Agreement. For purposes of this Agreement, Required Consents means any consents or approvals required to be obtained for the Recipient and Provider to have access to, and use of, the space, equipment, software and/or third party services provided under the Third Party Agreements in connection with the Services.

     Except as provided above, Provider will be responsible for the payment of all license fees, royalty fees, maintenance fees, acquisition costs or similar costs incurred in connection with the use of Third Party Software, all of which will be included as part of the cost allocation process described in Addendum V- -Allocation of Costs. Recipient will be responsible for the payment of all license fees, royalty fees, maintenance fees, acquisition costs or similar costs of any Third Party Software used by Provider solely to provide Services to Recipient, none of which will be included as part of the cost allocation process described in Addendum V--Allocation of Costs.

Section 11.2  Shared Software

     Prior to the Effective Date, Provider had internally developed certain software, some of which was used to support the Health Business, some of which was used to support the eCommerce Business, and some of which (including, but not limited to, the FrontEnd switch) was used to support both the Health Business and the eCommerce Business (the "Shared Software"). Upon the Effective Date, each Party will have joint ownership in all Shared Software.

Section 11.3  Use and Licensing Restrictions on Shared Software

     (a) Notwithstanding its joint ownership of the Shared Software, Provider agrees that it may not, during the Term or at any time thereafter, use any Shared Software to operate or facilitate the operation of any business substantially similar to the eCommerce Business (except as required to perform the Services for Recipient in accordance with this Agreement).

     (b) Notwithstanding its joint ownership of the Shared Software, Recipient agrees that it may not, during the Term or at any time thereafter, use any Shared Software to operate or facilitate the operation of any business substantially similar to the Health Business.

     (c) The Parties agree that, in the event that any Shared Software is sold or licensed by either Party during the Term to any third party, all net revenue received in connection with such sale or license shall be divided equally between the Parties.

     (d) In the event that either Party breaches the restrictions set forth in this Article 11 with respect to Shared Software, the non-breaching Party shall be entitled to seek injunctive relief and damages for such breach.

Section 11.4  Derivative Works

     (a) Each Party has the right to develop derivative works of any of the Shared Software. The Parties agree that derivative works of Shared Software developed by a Party shall also be considered to be Shared Software and shall be subject to all of the restrictions contained in Section 11.3 above, provided however, in the case of a derivative work of Shared Software that executes solely on a technology platform other than a Tandem platform, the restrictions on use and licensing set forth in this Article 11 shall expire ten (10) years after the effective date of the termination or expiration of this Agreement.

     (b) During the Term, each Party shall be obligated to furnish to the other Party any and all derivative works of any Shared Software that execute on a Tandem platform, but neither Party shall be obligated to furnish to the other Party any derivative works of any Shared Software that executes solely on a technology platform other than the Tandem platform. After the Term, neither Party shall be obligated to furnish the other Party any derivative works of any Shared Software.

Section 11.5  Application of Current Technology

     In providing Services hereunder, Provider will continue to utilize the technology that was used prior to the Effective Date. Provider may not make changes to its technology that materially and adversely affect the Services.

     If Recipient consents to any change to the technology used by Provider to perform the Services, and the Parties determine that such change materially increases the quality of the Services, any increased development costs, expenses or fees associated with such technology changes will be shared by Provider and Recipient based on the (proportionate) use of the Services that were materially improved in quality.

              Article 12 Warranties and Additional Undertakings

Section 12.1  By Provider

     Provider will perform the Services in a professional and workmanlike manner.

Section 12.2  Security

     Provider is responsible for running a professional data center with the normal safeguards of an "average" business. Provider shall perform the Services in accordance with the physical and data security procedures set forth in the Procedures Manual.

Section 12.3  Virus Avoidance

     Each Party will take commercially reasonable measures to ensure that no virus or similar items are coded or introduced into any software used to provide the Services and the operating environments used to provide the Services. Both Parties will continue to perform and maintain at least the virus protection and correction procedures and processes in place at Provider prior to the Effective Date. If a virus is found to have been introduced into any software or operating environment used to provide the Services, both Parties shall use commercially reasonable efforts and diligently work to eliminate the effects of the virus. However, Provider shall take immediate action to remediate the virus' proliferation in the Tandem System and the operating environment used to provide the Services. The Party causing or permitting a virus to be introduced into any software or operating environment used to provide the Services shall bear the costs associated with such efforts and the Losses caused by such a virus. If Recipient introduces or permits the introduction of a virus, Provider shall be relieved of the affected services levels described in the Procedures Manual to the extent such virus impacts Provider's ability to satisfy such service levels.

Section 12.4  Disabling Codes

     Each Party agrees that it will not insert or use disabling codes in any software or equipment used to provide the Services. The Parties further covenant that with respect to any disabling code that may be part of any software or equipment used to provide the Services, neither Party will invoke such disabling code at any time, including upon expiration or termination of this Agreement for any reason.

Section 12.5  Pass-Through Warranties

     Provider agrees to pass through to Recipient any warranties given by its third party vendors in connection with hardware, software or other products or services used by Provider to provide the Services to the extent permitted by the terms and conditions of such warranties.

Section 12.6  Disclaimer of Warranties.

     Except as otherwise expressly provided herein, neither party makes any other representations or warranties, of any kind, nature or description, including without limitation any warranties of merchantability or fitness for a particular purpose.

Section 12.7  Noninfringement

     Each of the Parties covenants that it will perform its responsibilities under this Agreement in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, trade secret, copyright or other proprietary right of any third party.

Section 12.8  Regulatory Proceedings and Compliance with Laws

     Each Party agrees, at its cost and expense, to obtain all necessary regulatory approvals applicable to its business, to obtain any necessary permits for its business, and to comply with all laws and regulatory requirements applicable to the performance of its obligations under this Agreement. If a Party seeking a regulatory approval or a necessary permit is dependant upon the cooperation of other Party in order to obtain such approval or permit, the other Party will provide such cooperation as is reasonably necessary provided that the Party seeking such cooperation shall reimburse the cooperating Party for all costs incurred in connection therewith.

                     Article 13 Confidential Information

Section 13.1  Confidential Information of Recipient

     Provider covenants and agrees to keep and hold in confidence all of Recipient's data and other confidential or proprietary information (collectively the "Recipient Confidential Information") provided hereunder or obtained in connection herewith, and will use said Recipient Confidential Information only in connection with the performance of the Services. Provider will employ substantially the same safeguards, but not less than reasonable safeguards, in protecting the Recipient Confidential Information that it uses in safeguarding confidential data of its own, or the confidential data of its customers, against accidental or unauthorized deletion, destruction or alteration.

Section 13.2  Confidential Information of Provider

     Recipient covenants and agrees to keep and hold in confidence all of Provider's data and other confidential or proprietary information (collectively the Provider Confidential Information) provided hereunder or obtained in connection herewith, and will use said Provider Confidential Information only in connection with its receipt of the Services. Recipient will employ substantially the same safeguards, but not less than reasonable safeguards, in protecting said Provider Confidential Information that it uses in safeguarding confidential data of its own, or confidential data of its customers, against accidental or unauthorized deletion, destruction or alteration.

Section 13.3  Exclusions

     Notwithstanding Section 13.1 and Section 13.2, this Article 13 will not apply to any information which Provider or Recipient can demonstrate, based on documentary evidence, was: (a) without a breach of duty owed to the disclosing party, is in the possession of the receiving party at the time of disclosure to it; (b) received after disclosure to it from a third party who had a lawful right to and, without a breach of duty owed to the disclosing party, did disclose such information to it; or (c) independently developed by the receiving party without reference to Company Information of the disclosing party.
Further, either Party may disclose the other Party's Confidential Information to the extent required by law or order of a court or governmental agency. However, the recipient of such Confidential Information must give the other Party prompt notice and make a reasonable effort to obtain a protective order or otherwise protect the confidentiality of such information, all at the discloser's cost and expense.

Section 13.4  Disclosure

     Each Party may disclose the other Party's Confidential Information to those of the

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

recipient Party's attorneys, auditors, insurers (if applicable), subcontractors and full time employees who have a need to have access to such information and have agreed to hold the information confidential.

                            Article 14  Indemnities

Section 14.1  Losses Defined

     "Losses" shall mean all losses, liabilities, damages, penalties and claims (including taxes and all related interest and penalties incurred directly with respect thereto), and all related costs, expenses and other charges (including all reasonable attorneys' fees and reasonable costs of investigation, litigation, settlement or judgment, interest and penalties).

Section 14.2  Indemnities for Certain Losses

     Each Party shall indemnify (in such case, that Party is referred to as the "indemnitor") the other Party (in such case, that Party is referred to as the "indemnitee") from all Losses arising out of:

     (a) any claim for rent or utilities at any location where the indemnitor is financially responsible under this Agreement for such rent or utilities, or

     (b) any claim for wages, benefits, third party fees, taxes, assessments, duties, permits or other charges of any nature for which the indemnitor is financially responsible under this Agreement, as well as any additions to tax, penalties, interest, fees or other expenses incurred by the indemnitor as a result of such charges not being paid at the time or in the manner required by applicable law, or

     (c) an act or omission of the indemnitor in its capacity as an employer of a person and arising out of or relating to (1) federal, state or other laws or regulations for the protection of persons who are members of a protected class or category of persons, (2) sexual discrimination or harassment, (3) accrued employee benefits not expressly assumed by the indemnitee and (4) any other aspect of the employment relationship or its termination (including claims for breach of an express or implied contract of employment) and which, with respect to each of clauses (1) through (4), arose when the person asserting the claim, demand, charge, actions, cause of action or other proceeding was or purported to be an employee of the indemnitor, or

     (d) any claims of infringement of any patent or any copyright, trademark, service mark, trade name, trade secret, or similar property right conferred by contract or by common law or by any law of any country or any state alleged to have been incurred because of or arising out of any aspect of the Services provided by Provider in its performance of the Services, or

     (e) any claims for personal injuries, death or damage to tangible personal or real property of third parties including employees of a Party, and its subcontractors caused by the negligence or willful misconduct of such Party, its employees, affiliates or subcontractors. However, neither Party will have any obligation under this part, to the extent the same arise out of or in connection with the negligence or willful misconduct of the non-indemnifying Party, its employees, affiliates or subcontractors.

Section 14.3  Limitation of Liability

     Except for a breach of Section 6.2, Payment, Section 11.3, Use and Licensing Restrictions on Shared Software, Article 13, Confidential Information, or liabilities arising from the Parties' indemnification obligations under
Section 14.2, Indemnities for Certain Losses, the liability of each Party to the other for all damages arising out of or related to this Agreement, regardless of the form of action that imposes liability will be limited to $100,000.00; provided however, that this limitation of liability also will not apply to the liability of either Party to the extent such liability results from (a) that Party's acts of intentional misconduct in the performance or nonperformance of its obligations under this Agreement; or (b) that Party's nonperformance of its payment obligations to the other expressly set forth in this Agreement (including, with respect to Recipient, Recipient's obligation to make payments to Provider, whether in the form of charges for Services performed hereunder, payments upon termination of this Agreement, or for payment or reimbursement of taxes, out-of-pocket expenses or pass-through expenses required to be paid by Recipient hereunder).

Section 14.4  Exclusion of Certain Damages

     Except for a breach of Section 6.2, Payment, Section 11.3, Use and Licensing Restrictions on Shared Software, Article 13, Confidential Information, or liabilities arising from the Parties indemnification obligations under
Section 14.2, Indemnities for Certain Losses, in no event will either Party be liable for any amounts for loss of income, profit or savings or indirect, incidental, consequential, exemplary, punitive or special damages of the other Party, even if such Party has been advised of the possibility of such damages in advance, and all such damages are expressly disclaimed.

Section 14.5  Duty to Mitigate

     Each Party has a duty to mitigate the damages that would otherwise be recoverable from the other pursuant to this Agreement by taking appropriate and reasonable actions to reduce or limit the amount of such damages.

Section 14.6  Time Limit to Make Claims

     No claim or demand for mediation or arbitration or cause of action which arose out of an event or events which occurred more than two (2) years prior to the filing of a demand for mediation or arbitration or suit alleging a claim or cause of action may be asserted by either Party against the other.

                 Article 15  Dispute Escalation and Mediation

Section 15.1  Resolution of Disputes by Account Managers

     All disputes between the Parties regarding charges, work activities, quality of service, the interpretation of any provision of this Agreement or any other issue hereunder shall be first raised with the other Party's designated Account Manager and the Parties shall endeavor to amicably resolve the same.

Section 15.2  Involvement of Senior Representatives

     In the event of any dispute between the Parties regarding charges, work activities, quality of service, the interpretation of any provision of this Agreement or any other issue hereunder that cannot be resolved at the Account Manager level, the nature of the dispute will be reduced to writing and submitted to the other Party's Senior Representative within thirty (30) days of the event or circumstance giving rise to said dispute, or as soon thereafter as reasonably practical. Any such written complaint shall specifically reference this dispute provision and shall provide reasonable details regarding the nature and facts surrounding the complaint. The Senior Representative shall respond to each complaint received hereunder within thirty (30) calendar days of receipt of said complaint. The Provider Senior Representative and the Recipient Senior Representative shall endeavor to amicably resolve any such dispute.

Section 15.3  Involvement of Chief Executive Officers

     In the event that negotiations in accordance with Sections 15.1 and 15.2 have failed to resolve a dispute hereunder, the matter shall be referred to the Chief Executive Officers of Provider and Recipient for attempted resolution. In the event that the dispute cannot be resolved satisfactorily between Provider and Recipient at that level, each Party agrees to submit first to non-binding mediation as provided in Section 15.4 below.

Section 15.4  Non-binding Mediation

     (a) In the event non-binding mediation is required by Section 15.3 above, the Parties shall submit the dispute to non-binding mediation to be held in Atlanta, Georgia. The Parties will choose a neutral mediator from a list of mediators maintained by the American Arbitration Association (the "AAA") office located in Atlanta, Georgia. If the Parties are unable to agree on the mediator, the mediator will be selected by the AAA.

     (b) Notwithstanding any other provision of this Article 15, either Party may resort to court action for injunctive relief at any time if the dispute resolution processes set forth in this Article 15 would permit or cause irreparable injury to such Party or any third Party claiming against such Party, due to delay arising out of the dispute resolution process.

Section 15.5  Expenses of Mediation

     Each Party shall be responsible for its costs of mediation, and the Parties will each pay one-half of the expenses of the mediator and the AAA.

Section 15.6  Sole Remedy Upon Failure of Mediation

     In the event that a dispute is not resolved after mediation to the satisfaction of either Party, each Party's sole remedy is to terminate this Agreement in accordance with the applicable subsection of Section 7.5 provided however, either Party may pursue any and all remedies available to it at law or in equity (in all cases subject to the limitations of Section 14.3, Section 14.4, Section 14.5 and Section 14.6) (other than termination of this Agreement) for breaches of Sections 6.2, Section 11.3,
Section 11.4 or Article 13, or for acts of intentional misconduct in the performance of, or intentional nonperformance of, the Services or the obligations of the Parties pursuant to Article 4, Article 8, Section 12.3,
Section 12.4 or Section 14.2..

Section 15.7 Continuation of Services and Obligations Pending Resolution of Disputes

     Notwithstanding the existence of a dispute, Provider shall continue to provide the Services during any dispute resolution proceedings (whether informal or formal) and Recipient will continue to perform its obligations (including the making of all payments which are not the subject of a good faith dispute to Provider) in accordance with this Agreement.

                           Article 16  Miscellaneous

Section 16.1  General Audit Rights

     Recipient shall have the right to have the books and records of Provider that relate to the Services provided under this Agreement reviewed quarterly by its internal audit staff, or its external auditors (provided that any person that is a member of such audit staff or auditors participating in the audit must first sign a confidentiality agreement containing the same provisions of
Article 13). Recipient shall be solely responsible for the costs and expenses of any such audit. In the event of such audit, Provider shall provide Recipient's auditors reasonable access to all relevant books, records and personnel during normal business hours. In the event an audit reveals an overcharge or undercharge, the Party who, based on the results of the audit, owes money to the other Party shall have a reasonable time to review the documents that provide the basis for the conclusions reached by the audit. After such a review, to the extent such Party does not dispute the conclusions of the audit, such Party shall pay the other Party the undisputed amounts owed. The disputed amounts, if any, may be resolved pursuant to Article 15.

Section 16.2  No Audit Rights for Telecommunication

     Since Provider is not representing to Recipient that the lowest possible telecommunications rates or costs will be provided under this Agreement, Recipient will not have the right to engage a third party to audit the telecommunications rates under the Third Party Agreements for telecommunications and carrier services. Recipient may, however, itself examine and review the rates specified in the Third Party Agreements for telecomunications carrier services in connection with the exercise of its audit rights under Section 16.1 hereof. The Parties agree that Provider will be strongly motivated to provide Recipient with competitive rates to encourage Recipient to continue to partner on future telecommunications contracts.

Section 16.3  Recipient Responsible for Third Party Electronic Interfaces

     Recipient, at its expense, shall secure Provider's right to use Recipient's third party interfaces such as the Visa, MasterCard, Discover, and American Express electronic interfaces, as may be reasonably necessary to provide the Services. Recipient shall be responsible for managing the relationships with these third parties and paying all expenses related to the interfaces including telecommunications, hardware, software, interfaces, and support.

Section 16.4  Subcontracting

     Subject to the provisions of Section 10.5 hereof, Provider may subcontract non-material portions of the Services without consent or approval of Recipient, provided that (i) the subcontractors sign and deliver to Recipient appropriate confidentiality agreements in advance of undertaking any of the Services and
(ii) Provider remains primarily liable and obligated to Recipient for the timely and proper performance of all of its obligations hereunder and for the proper and timely performance and actions of any person or entity to which it delegates or subcontracts any such obligation.

Section 16.5  Assignment

     Except as provided in this Section 16.5, neither Party may assign this Agreement, in whole or in part, without the prior written consent and approval of the other Party hereto, which consent shall not be unreasonably withheld (provided however, in the case of any assignment by Provider, the Parties agree that the only basis on which Recipient may withhold such consent is if the assignee in not competent to provide the Services), except that either Party may, in connection with the sale of all or substantially all of its assets, any merger, consolidation, reorganization, or other business combination to which a Party is a party, assign its obligations and responsibilities hereunder to the purchaser in the case of a sale of assets, or the surviving entity in the case of a merger, consolidation or business combination, without the approval of the other Party. An assignment will not relieve a Party of any obligations under this Agreement. Any purported transfer, assignment or delegation that does not comply with the terms of this Section 16.5 shall be null and void and of no force or effect. Notwithstanding the foregoing, neither Party shall have the right to assign this Agreement and the obligations hereunder to any successor of such Party by way of merger, consolidation, reorganization or the acquisition of substantially all of the business and assets of the assigning Party relating to the Agreement if such successor's principal business is the business of the other Party (i.e., the Health Business or the eCommerce Business).

Section 16.6  Consents and Approvals

     Each Party will obtain all governmental and other consents necessary for it to provide or use, as the case may be, the Services.

Section 16.7  Relationship of the Parties

     The sole relationship between the Parties shall be that of independent contractors. No partnership, joint venture, or other formal business relationship is hereby created between the Parties hereto. Neither Party shall make any warranties or representations, or assume or create any obligations, on the other Party's behalf except as may be expressly permitted hereunder or in writing by such other Party. Each Party shall be solely responsible for the actions of all their respective employees, agents and representatives.

Section 16.8  Non-solicitation or Hiring of Employees

     During the Term and for eighteen (18) months thereafter neither Party will encourage or solicit any employee or consultant to leave the employ of the other Party; provided however, that the foregoing does not prohibit mass media "want ads" not specifically directed towards employees or consultants of a Party.

Section 16.9  Expenses

     Except as otherwise expressly provided for herein, each Party shall bear its own costs and expenses in connection with this Agreement and the performance of its obligations and responsibilities hereunder.

Section 16.10  Notices

     All notices and communications under this Agreement shall be deemed to have been given (a) when received, if such notice or communication is delivered by facsimile, hand delivery or overnight courier, and, (b) three (3) business days after mailing if such notice or communication is sent by United States certified mail, return receipt requested, postage prepaid. All notices and communications, to be effective, must be properly addressed to the Party to whom the same is directed at its address as follows:

               If to Provider, to:

                    NDC Health Corporation Inc.
                    Two National Data Plaza
                    Atlanta, GA 30329
                    Attention:  Chief Executive Officer (by name)

               If to Recipient, to:

                    Global Payments Inc.
                    Four Corporate Square
                    Atlanta, GA 30323
                    Attention:  Chief Executive Officer (by name)
                    Fax: (___) ___-____

     Either Party may, by written notice delivered to the other Party in accordance with this Section, change the address to which delivery of any notice shall thereafter be made.

Section 16.11  Amendment and Waiver

     This Agreement may not be altered or amended, nor may any rights hereunder be waived, except by an instrument in writing executed by the Party to be charged with such amendment or waiver. No waiver of any terms, provision or condition of or failure to exercise or delay in exercising any rights or remedies under this Agreement, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such term, provision, condition, right or remedy or as a waiver of any other term, provision or condition of this Agreement.

Section 16.12  Entire Agreement

     This Agreement constitutes the entire understanding of the Parties hereto with respect to the subject matter hereof, superseding all negotiations, prior discussions and prior agreements and understandings relating to such subject matter.

Section 16.13  Severability

     The provisions of this Agreement are severable and should any provision hereof be void, voidable or unenforceable under any applicable law, such provision shall not affect or invalidate any other provision of this Agreement, which shall continue to govern the relative rights and duties of the Parties as though such void, voidable or unenforceable provision were not a part hereof.

Section 16.14  Governing Law

     This Agreement shall be construed in accordance with, and governed by, the laws of the State of Georgia, without regard to the conflicts of law rules of such state. This Agreement is expressly made subject to any United States government laws, regulations, orders or other restrictions regarding export from the United States of computer hardware, software, technical data or derivatives of such hardware, software or technical data.

Section 16.15  Force Majeure

     Except as may be set forth in the Procedures Manual, Provider will not be liable for any failure of performance of the Services under this Agreement due to any cause beyond its reasonable control, including acts of war, acts of God, earthquake, flood, embargo, riot, sabotage, labor shortage or dispute or governmental act or any other causes beyond Provider's reasonable control, whether or not of the same class or kind as those specifically named above.

Section 16.16  Counterparts

     This Agreement may be executed in one or more counterparts, each of which shall be deemed an original instrument, but all of which together shall constitute one and the same Agreement.

     IN WITNESS WHEREOF, the Parties hereto have executed and delivered this Agreement as of the day and year first above written.

                                        National Data Corporation

                                        By:____________________________
                                        Name:
                                        Title:

                                        Global Payments Inc.

                                        By:____________________________
                                        Name:
                                        Title:


             Exhibit 1.01--Index of Terms Defined in the Agreement


AAA                                      Section 15.4
Account Manager.....................     Section 10.2
Ad Hoc Project......................     Section 10.4
Ad Hoc Services.....................        Article 2
Added Devices.......................        Article 8
Agreement...........................  First Paragraph
Ancillary Systems...................        Article 8
Distribution........................       Background
Distribution Agreement..............       Background
Distribution Date...................       Background
eCommerce Business..................       Background
Effective Date......................  First Paragraph
Exclusive Devices...................        Article 8
Global..............................  First Paragraph
Health Business.....................       Background
indemnitee..........................     Section 14.2
indemnitor..........................     Section 14.2
Initial Term........................      Section 7.1
Losses..............................     Section 14.1
Monthly Review......................     Section 10.1
NDC.................................  First Paragraph
NDC Global Subsidiaries.............       Background
Parties.............................  First Paragraph
Party...............................  First Paragraph
Procedures Manual...................      Section 9.1
Projected Volumes...................        Article 4
Provider............................  First Paragraph
Recipient...........................  First Paragraph
Recipient Confidential Information..     Section 13.1
Senior Representative...............     Section 10.1
Services............................        Article 2
Shared Software.....................     Section 11.2
Tandem Exclusive....................        Article 3
Tandem Services.....................        Article 2
Tandem System.......................       Background
Telecom Carrier Contracts Services..        Article 2
Telecom Services....................        Article 2
Telecom Support Services............        Article 2
Telecom System......................       Background
Term................................      Section 7.2
Termination Assistance Services.....      Section 7.8
Termination Fee.....................      Section 7.5
Third Party Agreements..............     Section 11.1
Transition Services.................        Article 2
Weekly Meetings.....................     Section 10.2

                         Addendum I--Telecom Services

Telecom Carrier Contract Services

     Recipient will utilize and be covered under the Third Party Agreements for telecommunications carrier services.

Telecom Support Services

     In addition to the foregoing, Provider will supply to Recipient necessary telecommunications connectivity, engineering, procurement, operations and administrative services in connection with and in support of the Telecom Carrier Contract Services on a basis consistent with past practice.

Charges

     Recipient shall be charged for and shall bear the direct cost of all charges of carriers and other third parties for Telecom Carrier Contract Services provided to Recipient hereunder.

     In addition, operations, procurement, engineering and administrative services provided by Provider to Recipient as part of the Telecom Support Services shall be charged to and borne by Recipient at Provider's actual manpower costs (salary, burden and all other costs directly associated with such manpower, such as office space, supplies and similar expenses) directly applicable to the provision of services provided.

Expiration / Extension of Current Telecom Carrier Contracts

     If any Third Party Agreements for telecommunications carrier services terminate prior to the expiration or termination of this Agreement, Provider will either negotiate an extension of such Third Party Agreement, or negotiate a replacement contract (whether with the same carrier or another carrier) in order to obtain continued Telecom Carrier Contract Services for Recipient and Provider, but only upon the prior written consent of Recipient. Provider will use commercially reasonable efforts to obtain the best possible telecommunication prices, and will keep Recipient advised as to the pricing that it is able to negotiate. If, during the Term, Recipient fails or refuses to consent to an extension of such contract, or to a replacement contract, then, notwithstanding anything to the contrary herein, Provider shall have no obligation to provide any Telecom Carrier Contract Services to Recipient in order to replace the carrier services no longer available as a result of the termination of such telecom contracts. In such a case, Recipient shall secure its own service arrangements in lieu thereof.

Telecom Locations

     Telecom Services will be provided to all of Recipient's locations in existence as of the Effective Date. Upon the mutual agreement of the Parties, Provider may provide Telecom Services to any additional locations of Recipient added during the Term.

Overview of Telecom Support Services

     Provider will determine the necessary telecom services for a stated requirement (provided by Recipient), the best methodology for a solution, engineer a reliable and cost effective solution, negotiate with potential vendors, negotiate the best price, implement the solution, and monitor the solutions during its installed life for required performance. Recipient will be provided Provider's lowest contract rates assuming forecasted volumes are met and are in accordance with carrier negotiated volumes for the particular rate levels.

Specific Telecom Support Services

     (a)  Provisioning

          1. Order, track, and coordinate the installation of voice and data circuits and related equipment.

     (b)  Engineering

          1. Use commercially reasonable efforts to provide telecommunications data and voice engineering services so that network capabilities match product and business requirements.

          2. Manage an ongoing relationship with all telecommunication service providers and vendors. Actively pursue cost reductions in an aggressive manner to keep Recipient in a competitive position both technologically as well as economically.

          3. Use commercially reasonable efforts to cause the networks to operate efficiently with high availability at the lowest cost possible.

          4. Track new telecommunications technology trends, both tactical and strategic.

          5. Maintain a continuing dialog with all key vendors on trends and new offerings.

     (c)  Administration

          1. Provide telecommunication vendor contract negotiation and maintenance.

          2.   Audit and process communication's vendor invoices for payment.

          3. Review and analyze communications cost and contracts of acquired companies.

          4. Develop annual communications budget expense based upon usage projections.

          5. Maintain reports and trends of expenses vs. plan for Telecommunications.

          6. Evaluate new service and contract proposals from communications vendors.

     (d)  Network Operations

          1.   7x24 monitoring of the data networks.

          2. Use commercially reasonable efforts to cause all networks operate with minimal down time and at peak efficiency.

          3. Use commercially reasonable efforts to provide network operational support services so that capabilities match product and business requirements.

          4.   Install and support leased lines and frame networks.

          5. Use commercially reasonable efforts to cause networks perform at 99.5% availability, identifying and resolving problems quickly.

     (e)  Voice Services

          1. Provide daily operation of the PBX, ACD, voicemail, IVR, and conference bridge systems at the Corporate Square and Dallas locations.

          2. Coordinate moves, adds, or changes for telephone services for headquarters personnel.

          3. Provide support to the call center and help desk operations by assisting in planning for moved, add, or changes and day to day operational support and monitoring.

          4. Quickly identify problem areas in quality of service or availability of voice networks and services and take corrective action to resolve these areas with little or no disruption to customers.

          5. Coordinate and support the implementation of new voice applications or services with other divisions.

     (f)  Other Services

          1. Provide electronic interfaces to third parties as reasonably necessary to provide the Services.

Personnel Levels and Skills Maintenance

     Personnel levels will be maintained at least at pre-transition levels. Pertinent skills will be maintained at the levels necessary to properly maintain and support the particular technologies.

                          Addendum II--Tandem Services

General

     Provider will provide to Recipient Tandem hardware/software facilities, operations, and technical support for transaction processing, cash management, and file transfer and Tandem-related communications hardware and software systems services including related technical and operations support services.

Locations

     The Tandem Services will be provided for the following Recipient locations:
Atlanta (including any new locations that become part of the Atlanta system complex), Dallas and Toronto.

Specific Tandem Services

     (a)  Hardware/Software Processing Facilities:

          .    Provide properly sized (based on results of Capacity Planning)

          . Maintain OS level system integrity. Provide system reliability through preventative software maintenance carefully scheduled system updates, and quality control procedures.

          . Support the existing Recipient FrontEnd Communications applications.

          .    Support the existing Recipient File Transfer application.

          . Support application modification of the existing Recipient FrontEnd Communications applications where feasible under the existing architecture.

          . Support application modification of the existing Recipient File Transfer applications where feasible under the existing architecture.

     (b)  Operations

          . Provide 7x24 operations management support for the Tandem systems.

          . Provide method to coordinate and accept application operational support changes.

          .    Provide daily operations status reports.

          .    Backup and recovery

     (c)  Technical Support

          . Provide 7x24 production level technical support for the Tandem systems.

          . Provide technology and applications guidance to Recipient in the best use of Tandem technology and proper application techniques.

          . Track new Tandem related technology trends, both tactical and strategic, that may have pertinence to Recipient's current and future product offerings. Maintain a continuing dialog with all key vendors.

     (d)  Capacity Planning

          . Conduct capacity analysis weekly (or more frequently if reasonably required) to plan for sufficient system capacity to handle anticipated peak loads. Work with the business units to develop business forecasts and track actuals against forecasts.

     (e)  Capacity Acquisition

     . Manage acquisition and deployment of properly configured Tandem equipment based on capacity planning analysis

Interface Management

     . Use commercially reasonable efforts to timely deploy properly configured Tandem communications equipment based on Recipient customer interface requirements. This area will require highly coordinated integration with the Telecommunications department's communications provisioning services.

Personnel Levels and Skills Maintenance

     . Maintain current Recipient specific Tandem staffing levels. Hire, train, and maintain well qualified personnel to staff the Communications Systems Engineering organization

Reporting

     . Maintain current Recipient specific reporting facilities. These include the daily operational status reports as well as the real time feeds into the existing monitoring systems.

     . The following regular monthly reporting will be provided by Provider to Recipient by the 10/th/ day of each month for the preceding month:

     -    Tandem processor capacity utilization

     -    System Outages - planned or unplanned

     -    Network outages - planned or unplanned

     -    Communication port assignment/usage

                       Addendum III--Transition Services

General

     Transitional services to be provided to Recipient as required as Recipient moves to self-sufficiency post-Distribution, to include LAN/WAN support & engineering, Email support, Customer Service System support, Financial Systems support, Human Resource & Payroll Systems support, UNIX/NT Engineering, and PC & Printer Support of a nature currently provided to by Provider to Recipient. These transitional services shall be provided by Provider to Recipient as reasonably required for up to 12 months from and after the Effective Date, excepting Human Resource & Payroll Systems support, which may be maintained by Recipient for a period of up to 24 months from and after the date hereof.

Locations

     The Transition Services will be provided for the following Recipient locations:

 .    LAN/WAN -                     All Recipient locations until the earlier of 12 months from the date hereof and self-sufficiency

 .    Email  -                      All Recipient locations until the earlier of 12 months
                                   from the date hereof and self-sufficiency

 .    Customer Service System -     All Recipient locations until the earlier of 12 months
                                   from the date hereof and self-sufficiency

 .    Financial Systems -           Atlanta locations until the earlier of 12 months
                                   from the date hereof and self-sufficiency

 .    HR & Payroll Systems -        Atlanta locations until the earlier of 24 months
                                   from the date hereof and self-sufficiency

 .    UNIX/NT Engineering -         Atlanta locations until the earlier of 12 months
                                   from the date hereof and self-sufficiency

 .    PC & Printer Support -        Atlanta locations until the earlier of 12 months
                                   from the date hereof and self-sufficiency


Specific Transition Support Services.

          The specific Transition Support services shall include:

     .    Operation and support of the technology prior and during transition

     .    Assistance in designing the transition plan

     .    Identifying the necessary personnel requirements

     .    Establishing the necessary vendor relationships

     . Identifying and configuring the necessary facilities, computing, networking, and telecommunications requirements.

     .    Assistance in costing

Cessation of Transition Support Services.

     Recipient may suspend the provision of specified transition support services by Provider hereunder upon the provision of not less than sixty days prior written notice to Provider. Provider shall cease the provision of those specified support services as of the date specified by Recipient and shall suspend charges for those services beyond said cessation of service date.

                         Addendum IV--Ad Hoc Services

General

     Provider will use commercially reasonable efforts to provide to Recipient such other specific network and systems related services or projects as Recipient may from time to time reasonably request.

Project Requests; Project Management.

     Recipient shall submit all project requests to Provider using a Provider specified format. Not later than ten (10) calendar days after a project request is submitted by Recipient, Provider shall respond in writing either (i) that Provider is able to perform the project, together with the estimated timeframe and estimated cost of the project, (ii) that Provider is unable to evaluate its ability or to perform the project, or to provide an estimated timeframe and estimate cost for completion of the project, because the project request lacked needed specificity, information or other omissions, or (iii) in the event that Provider determines that the requested project will jeopardize overall reliability, response time, or other material aspects of the Tandem System or the Telecom System, that Provider will not perform the project. If Provider informs Recipient that Provider will not perform the project for the reasons set forth in subsection (iii) of this paragraph, the Provider and Recipient Senior Representatives will discuss the issues raised by the project request and the response, in good faith, to see if the Parties can mutually agree to a mutually satisfactory solution.

     The status of all Ad Hoc Services projects will be reported at the Weekly Meetings. The status will include a listing of all projects in process and submitted, the completion status, and the amount of resources allocated.

     The Provider will allocate one half full-time individual to project review and costing and include the cost of such in the annual cost allocation. If Recipient wishes additional manpower devoted to this activity, additional resource will be added at Recipient's expense.

Resource Commitment

     In conjunction with the projections for Services for each fiscal year, a certain amount of Ad Hoc Services will be estimated and costed and included in the overall annual cost to the Recipient. Once the estimated Ad Hoc Services have been established, Provider will specify the number of human resources to be made available to Recipient in terms of man-hours and/or specific personnel for Ad Hoc Services. Status reports prepared by Provider pursuant to this Addendum IV shall summarize the remaining man hours available to Recipient for project management purposes and describe Recipient's use of available man hours during the period covered by such report. All Ad Hoc Services are intended to be performed by this committed level of resources. If this resource level is insufficient to perform the requested Ad Hoc projects, the Recipient will have the option of requesting adding resources at extra cost. The costs for underutilized Ad Hoc resources will not be refunded. The resources available for project work will be shared with those resources required for technology support as is the current practice.

This means that any promised delivery dates will be subject to modification if support or operations issues arise. Recipient will be promptly informed if the latter situation occurs. Provider will use commercially reasonable efforts to increase the resource level on any project if Recipient requests and Recipient is agrees to fund all incremental costs thereof. The Provider, however, does not guarantee the ability to increase resource levels due to the specialized nature of certain skill sets.

                        Addendum V--Allocation of Costs

Cost of Services
----------------

     (a)  Determination of certain costs

     Services will be provided by Provider to Recipient hereunder at costs and charges based and determined as follows:

     1) In the case of technology and services shared by Provider and Recipient, an allocated percentage of Provider's overall cost for shared technology and services representing Recipient's allocable and proportionate share of the aggregate costs of such shared technology and services;

     2) In the case of technology and services exclusively provided to Recipient, Provider's direct cost to provide Recipient said exclusive technology or services; and

     3) In the case of additional requested services, Provider's direct cost to provide Recipient said additional requested services, including operations, procurement, engineering and administrative services provided by Provider to Recipient in connection therewith, which shall be charged to and borne by Recipient at Provider's actual manpower costs (salary, burden and all other costs directly associated with such manpower, such as office space, supplies and similar expenses) directly applicable to the provision of services provided.

     (b)  Fiscal Year basis, etc.

     Costs for Services as provided above are to be quoted by Provider to Recipient on a fiscal year basis based on a specific set of base services described in Addendum I--Telecom Services, Addendum II--Tandem Services, Addendum III--Transition Services and Addendum IV--Ad Hoc Services. The costing methodology for the base Telecom Services and Tandem Services is described in Costing Methodologies, Costing Methodologies for Telecom Services and Costing Methodologies for Tandem Services. The costs for Services described in Addendum III--Transition Services, and Addendum IV--Ad Hoc Services will be billed at the allocable costs of the cost centers, individuals or other resources providing such Services, including costs for operations, procurement, engineering and administrative services provided by Provider to Recipient in connection therewith, which shall be charged to and borne by Recipient at Provider's actual manpower costs (salary, burden and all other costs directly associated with such manpower, such as office space, supplies and similar expenses) directly applicable to the provision of services provided. The costs incurred in connection with Addendum VII--Capacity Planning are included in the costs of other Services.

     (c)  Cost adjustments

     Costing will be provided by Provider to Recipient for the services covered by this Agreement on a fiscal year basis. The costs that are actually incurred during such fiscal year may be adjusted by Provider depending on certain events that occur during that period. The events that could cause cost adjustments would include:

          1)   Unforecasted capacity increases required by Recipient

          2)   Recipient requested increases or decreases in support levels

          3)   New technology projects requested by Recipient

          4)   Facility upgrades required by new Recipient projects

          5)   Telecom rate changes

          6)   Price changes by suppliers or vendors

     (d)       Notice of changes

     Provider will provide 30 days prior written notice to Recipient of any material costing change known to it in advance.

     (e)       Other Charges

     In addition to the charges and fees for services rendered as provided above, Recipient will also be responsible and charged hereunder for the following items:

          1) All unbudgeted travel and other out-of-pocket expenses incurred by Provider in connection with Provider's performance of its obligations under this Agreement,

          2) All taxes, assessments, duties, permits, fees and other charges of any kind imposed on this Agreement, the Services or use of Provider Systems or Provider Licensed Software (other than any taxes on, or based on, the income of Provider); and

          3) All costs incurred by Provider in connection with unusual reruns necessitated by incorrect or incomplete data or erroneous instructions supplied to Provider by Recipient or for corrections of programming, operator or other processing errors caused by Recipient.

     Costing Methodologies

     The methodology is keyed to the nature of the technology or service area and the intent is that any necessary allocation be equitable and proportional to relative usage in nature. The capacity costs required to be paid by Recipient will be based on the actual costs to provider for the capacity dedicated to Recipient hereunder.

Costing Methodologies for Telecom Services
------------------------------------------

     (a)  Telecom Carrier Charges (explicit or allocated)

     Minutes, line charges, fees, maintenance, equipment, and related telecom carrier charges will be charged to Recipient based on either explicit usage (i.e. such charges are for services provided exclusively to Recipient and identified as such in the carrier billing) or on an allocated cost basis in those cases where the carrier services is shared by the Parties under an arrangement with consolidated billing. The allocation will be based on proportionate usage as reasonably determined by Provider. The costs invoiced to Recipient will be on a pass-through basis with a prorated share of overhead costs added.

     (b)  Telecom staff (allocated)

     Network operations, engineering, provisioning, administration, and installation costs will be allocated based on proportionate usage as reasonably determined by Provider.

Costing Methodologies for Tandem Services
-----------------------------------------

     Recipient will be charged a percentage of the Tandem depreciation, hardware/software maintenance costs, license fees, operations and technical support manpower costs, supplies, data center facilities costs, and other similar costs based on their portion of usage of the Tandem System. This percentage will be calculated one year in advance based on the Projected Volumes shown in the 12-month rolling forecast. This percentage is to be considered a minimum due to fixed costs incurred for the next 12 months. If usage increases beyond the initial percentage, the percentage of costs will be adjusted upwards on a monthly basis. The percentage of usage is calculated by dividing the overall capacity of the Tandem System at the beginning of the fiscal year by the Recipient transaction count. Any excess capacity in the Tandem System will be proportionally allocated between the Recipient and the Provider. If either Party transitions off the Tandem System at a rate substantially faster than the other Party, it is agreed that such other Party will not be allocated costs for any excess capacity in excess of 20%. Increased transactions of the Recipient that fit within the excess capacity allocated to Recipient will not incur additional cost.

                         Addendum VI--Termination Fee

     The Termination Fee shall equal the sum of the following:

     .    Balance of any software license or maintenance agreements allocable to
Recipient through the end of the Initial Term, provided however that Recipient shall be entitled to receive the benefit of any early termination provisions included in those agreements and Provider shall attempt to mitigate against the assessment of any penalties of fees against Recipient

     .    Book value or remaining lease balance of any facility installations installed solely to accommodate Recipient processing or forecasted volume, to the extent that payment for such facility installations is not otherwise provided for by the [Lease Agreement].

     .    Telecom or other rate increases (including any loss of rate reductions) due to Provider not being able to satisfy contract minimums after the effective date of such termination.

     .    One half of any other costs reasonably incurred by Provider that are directly related to splitting or transitioning hardware or software to Global.

                        Addendum VII--Capacity Planning

12-Month Rolling Forecasts

     To facilitate capacity planning, Recipient will provide to Provider a 12-month rolling forecast of expected transaction volumes for the Tandem System (including hardware) and Telecom System capacity planning purposes in a format to be provided by Provider. Said 12-month forecast shall be provided by Recipient each month by the first day of each calendar month and shall provide a firm and fixed forecast commitment for the ensuing twelve calendar months.
These capacity forecasts will be used by Provider as the basis for acquisition of Tandem hardware, TCP/IP network, and telecommunications capacity and for the charges for the Services in accordance with Addendum V. Provider and Recipient will meet at least monthly to review capacity requirements as well as actuals against forecasted plan.

Additional Capacity Requirements

     If Provider reasonably determines that additional equipment is required for the sole purpose of satisfying the Recipient capacity requirements as reflected in capacity forecasts provided by Recipient to Provider hereunder, Provider shall promptly notify Recipient in writing and Recipient shall have up to 15 calendar days to either consent to such purchase by Provider or to give notice that it disputes the need for such purchase, in which case the dispute will be resolved pursuant to Article 15.